Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2017 Results

WALTHAM, Mass. (April 26, 2017) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended April 1, 2017.

First Quarter 2017 Highlights

•	Reported revenue of $4.77 billion.

•	Reported GAAP diluted earnings per share (EPS) of $1.40.

•	Reported adjusted EPS of $2.08.

•
Launched innovative new products across our technology portfolio, including the iCAP triple-quadrupole mass spectrometry system, the first cloud-connected electronic pipette and the microarray-based CarrierScan Assay for the detection of inherited diseases.

•
Achieved strong growth in Asia-Pacific markets, particularly China, India and South Korea. Opened new customer demonstration center for electron microscopy in partnership with Tsinghua University in Beijing to advance structural biology applications.

•
Completed two strategic bolt-on acquisitions - Finesse Solutions, which adds measurement and control capabilities to strengthen our bioproduction offering, and Core Informatics, provider of a leading cloud-based platform that enhances our digital science strategy.

•	Repurchased $500 million of stock during the quarter.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to start the year on a strong note,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “We delivered excellent performance on both the top and bottom line, executing our growth strategy and positioning Thermo Fisher for an even stronger future.

“We started strong on the innovation front as well, launching new products that help our customers in a range of applications create more powerful workflows, drive efficiency and sustainability in their labs, and more effectively diagnose disease. In Asia-Pacific, we were especially pleased to continue our excellent momentum in China by leveraging our scale to strengthen our leadership in this key high-growth region.

“We also continued to effectively deploy our capital, making two complementary bolt-on acquisitions that offer exciting new growth opportunities, and returning capital to our shareholders through stock buybacks and dividends.

Casper added, “Based on our performance in the first quarter, we’re well-positioned to deliver another excellent year.”

First Quarter 2017

Revenue for the quarter grew 11% to $4.77 billion in 2017, versus $4.29 billion in the first quarter of 2016. Organic revenue growth was 4%; acquisitions increased revenue by 8% and currency translation reduced revenue by 1%.

GAAP Earnings Results

GAAP diluted EPS in the first quarter increased 39% to $1.40, versus $1.01 in the same quarter last year, in part reflecting a one-time tax benefit. GAAP operating income for the first quarter of 2017 grew to $622 million, compared with $518 million in the first quarter of 2016. GAAP operating margin increased to 13.1%, compared with 12.1% in the first quarter last year.

Non-GAAP Earnings Results

Adjusted EPS in the first quarter of 2017 rose 16% to $2.08, versus $1.80 in the year-ago quarter. Adjusted operating income for the first quarter of 2017 also grew 16% compared with the same quarter last year. Adjusted operating margin expanded 90 basis points to 22.6%, compared with 21.7% in the first quarter of 2016.

2017 Guidance Update

Thermo Fisher is raising its revenue and adjusted EPS guidance for 2017 to reflect strong first quarter performance, a less adverse foreign exchange environment and acquisitions completed in 2017. The company is raising revenue guidance to a new range of $19.51 to $19.71 billion versus its original guidance of $19.38 to $19.62 billion announced in January 2017. This would result in 7 to 8% revenue growth over the previous year. The company is raising its adjusted EPS guidance to a new range of $9.12 to $9.28 versus the $9.06 to $9.24 previously communicated, for 10 to 12% growth over 2016.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the first quarter of 2017, Life Sciences Solutions Segment revenue grew 12% to $1.36 billion, compared with revenue of $1.22 billion in the first quarter of 2016. Segment adjusted operating margin increased to 31.8%, versus 28.9% in the 2016 quarter.

Analytical Instruments Segment

Analytical Instruments Segment results reflect the acquisition of FEI Company in September 2016. Revenue for the segment grew 39% to $1.05 billion in the first quarter of 2017, compared with revenue of $759 million in the first quarter of 2016. Segment adjusted operating margin increased to 18.2%, versus 14.7% in the 2016 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 1% to $866 million in the first quarter of 2017, compared with revenue of $855 million in the first quarter of 2016. Segment adjusted operating margin increased to 27.0%, versus 26.9% in the 2016 quarter.

Laboratory Products and Services Segment

In the first quarter of 2017, Laboratory Products and Services Segment revenue grew 3% to $1.70 billion, compared with revenue of $1.65 billion in the first quarter of 2016. Segment adjusted operating margin was 12.7%, versus 14.4% in the 2016 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. In 2017, based on acquisitions closed through the end of the first quarter of 2017, our adjusted EPS will exclude approximately $2.64 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 26, 2017, at 8:30 a.m. Eastern time. To listen, dial (877) 201-0168 within the U.S. or (647) 788-4901 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 12, 2017.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	April 1,	% of	April 2,	% of
(In millions except per share amounts)	2017	Revenues	2016	Revenues

Revenues	$4,765.0		$4,294.8
Costs and Operating Expenses:
Cost of revenues (c)	2,447.2	51.4%	2,235.9	52.1%
Selling, general and administrative expenses (d)	1,089.0	22.9%	991.9	23.1%
Amortization of acquisition-related intangible assets	367.5	7.7%	322.0	7.5%
Research and development expenses	215.4	4.5%	176.5	4.1%
Restructuring and other costs, net (e)	23.5	0.5%	50.6	1.2%
	4,142.6	86.9%	3,776.9	87.9%

Operating Income	622.4	13.1%	517.9	12.1%
Interest Income	18.5		10.8
Interest Expense	(135.4)		(106.2)
Other (Expense) Income, Net (f)	(2.6)		0.5

Income Before Income Taxes	502.9		423.0
Benefit from (Provision for) Income Taxes (g)	48.5		(20.7)

Income from Continuing Operations	551.4		402.3

Loss from Discontinued Operations, Net of Tax	—		(0.1)

Net Income	$551.4	11.6%	$402.2	9.4%

Earnings per Share from Continuing Operations:
Basic	$1.41		$1.02
Diluted	$1.40		$1.01

Earnings per Share:
Basic	$1.41		$1.02
Diluted	$1.40		$1.01

Weighted Average Shares:
Basic	391.0		395.8
Diluted	394.1		398.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$622.4	13.1%	$517.9	12.1%
Cost of Revenues Charges (c)	30.9	0.6%	10.6	0.2%
Selling, General and Administrative Charges, Net (d)	31.5	0.7%	28.9	0.7%
Restructuring and Other Costs, Net (e)	23.5	0.5%	50.6	1.2%
Amortization of Acquisition-related Intangible Assets	367.5	7.7%	322.0	7.5%

Adjusted Operating Income (b)	$1,075.8	22.6%	$930.0	21.7%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$551.4	11.6%	$402.2	9.4%
Cost of Revenues Charges (c)	30.9	0.6%	10.6	0.2%
Selling, General and Administrative Charges, Net (d)	31.5	0.7%	28.9	0.7%
Restructuring and Other Costs, Net (e)	23.5	0.5%	50.6	1.2%
Amortization of Acquisition-related Intangible Assets	367.5	7.7%	322.0	7.5%
Other Income, Net (f)	(2.6)	-0.1%	(1.3)	-0.1%
Provision for Income Taxes (g)	(182.0)	-3.8%	(96.0)	-2.2%
Discontinued Operations, Net of Tax	—	0.0%	0.1	0.0%

Adjusted Net Income (b)	$820.2	17.2%	$717.1	16.7%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.40		$1.01
Cost of Revenues Charges, Net of Tax (c)	0.05		0.02
Selling, General and Administrative Charges, Net of Tax (d)	0.05		0.06
Restructuring and Other Costs, Net of Tax (e)	0.04		0.09
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.70		0.60
Other Income, Net of Tax (f)	—		—
(Benefit from) Provision for Income Taxes (g)	(0.16)		0.02
Discontinued Operations, Net of Tax	—		—

Adjusted EPS (b)	$2.08		$1.80

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$361.5		$334.7
Net Cash Used in Discontinued Operations	0.9		1.5
Purchases of Property, Plant and Equipment	(93.4)		(115.1)
Proceeds from Sale of Property, Plant and Equipment	1.1		6.0

Free Cash Flow	$270.1		$227.1

Segment Data	Three Months Ended
	April 1,	% of	April 2,	% of
(In millions)	2017	Revenues	2016	Revenues

Revenues
Life Sciences Solutions	$1,363.5	28.6%	$1,217.7	28.4%
Analytical Instruments	1,052.0	22.1%	759.3	17.7%
Specialty Diagnostics	866.4	18.2%	854.6	19.9%
Laboratory Products and Services	1,699.0	35.7%	1,648.8	38.4%
Eliminations	(215.9)	-4.6%	(185.6)	-4.4%

Consolidated Revenues	$4,765.0	100.0%	$4,294.8	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$433.9	31.8%	$351.3	28.9%
Analytical Instruments	191.8	18.2%	111.7	14.7%
Specialty Diagnostics	233.9	27.0%	230.1	26.9%
Laboratory Products and Services	216.2	12.7%	236.9	14.4%

Subtotal Reportable Segments	1,075.8	22.6%	930.0	21.7%

Cost of Revenues Charges (c)	(30.9)	-0.6%	(10.6)	-0.2%
Selling, General and Administrative Charges, Net (d)	(31.5)	-0.7%	(28.9)	-0.7%
Restructuring and Other Costs, Net (e)	(23.5)	-0.5%	(50.6)	-1.2%
Amortization of Acquisition-related Intangible Assets	(367.5)	-7.7%	(322.0)	-7.5%

GAAP Operating Income (a)	$622.4	13.1%	$517.9	12.1%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2017 and 2016 include i) $30.7 and $6.2, respectively, of charges for the sale of inventories revalued at the date of acquisition. Reported results in 2017 include $0.2 of accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2016 include charges of $4.4 to conform the accounting policies of Affymetrix with the company's accounting policies.

(d) Reported results in 2017 and 2016 include i) $5.5 and $23.6, respectively, of third-party transaction/integration costs primarily related to recently completed acquisitions; ii) $25.4 and $(0.1), respectively, of charges/(credits) from changes in estimates of contingent acquisition consideration; and iii) $0.6 and $5.4, respectively, of accelerated depreciation on fixed assets to be abandoned due to integration synergies.

(e) Reported results in 2017 and 2016 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2017 include $4.3 of litigation charges. Reported results in 2016 include $13.3 of net gains on settlement of litigation and $2.9 of gains on sales of real estate.

(f) Reported results in 2017 include $5.8 of net gains from investments offset in part by a $3.2 loss on extinguishment of debt. Reported results in 2016 include $1.8 of net gains from investments offset in part by $0.5 of amortization of acquisition-related intangible assets of the company's equity-method investments.

(g) Reported provision for income taxes includes i) $119.1 and $105.0 of incremental tax benefit in 2017 and 2016, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; and ii) $62.9 and $(9.0) of incremental tax benefit (provision) in 2017 and 2016, respectively, from adjusting the company's deferred tax balances as a result of tax rate changes.

Notes:
Consolidated depreciation expense is $97.0 and $94.1 in 2017 and 2016, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $33.0 and $33.4 in 2017 and 2016, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	April 1,	December 31,
(In millions)	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$713.3	$786.2
Accounts receivable, net	3,096.5	3,048.5
Inventories	2,327.1	2,213.3
Other current assets	1,111.2	973.0

Total current assets	7,248.1	7,021.0

Property, Plant and Equipment, Net	2,563.3	2,577.8

Acquisition-related Intangible Assets	13,821.7	13,969.0

Other Assets	1,020.2	1,011.9

Goodwill	21,560.3	21,327.8

Total Assets	$46,213.6	$45,907.5

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,882.4	$1,255.5
Other current liabilities	3,420.5	3,610.3

Total current liabilities	5,302.9	4,865.8

Other Long-term Liabilities	3,927.1	4,130.0

Long-term Obligations	15,188.4	15,372.4

Total Shareholders' Equity	21,795.2	21,539.3

Total Liabilities and Shareholders' Equity	$46,213.6	$45,907.5

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	April 1,	April 2,
(In millions)	2017	2016

Operating Activities
Net income	$551.4	$402.2
Loss from discontinued operations	—	0.1
Income from continuing operations	551.4	402.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	464.5	416.1
Change in deferred income taxes	(127.3)	(88.8)
Other non-cash expenses, net	92.0	53.8
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(618.2)	(447.2)

Net cash provided by continuing operations	362.4	336.2
Net cash used in discontinued operations	(0.9)	(1.5)

Net cash provided by operating activities	361.5	334.7

Investing Activities
Acquisitions, net of cash acquired	(300.7)	(1,032.4)
Purchases of property, plant and equipment	(93.4)	(115.1)
Proceeds from sale of property, plant and equipment	1.1	6.0
Other investing activities, net	11.1	2.6

Net cash used in investing activities	(381.9)	(1,138.9)

Financing Activities
Net proceeds from issuance of debt	519.0	998.8
Repayment of debt	(703.2)	(1.3)
Net proceeds from issuance of commercial paper	2,361.1	2,359.7
Repayment of commercial paper	(1,795.3)	(1,185.8)
Purchases of company common stock	(500.0)	(1,000.0)
Dividends paid	(59.1)	(60.3)
Net proceeds from issuance of company common stock under employee stock plans	58.2	31.7
Other financing activities, net	—	(0.4)

Net cash (used in) provided by financing activities	(119.3)	1,142.4

Exchange Rate Effect on Cash	65.8	37.0

(Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(73.9)	375.2
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	810.8	466.3

Cash, Cash Equivalents and Restricted Cash at End of Period	$736.9	$841.5

Free Cash Flow (a)	$270.1	$227.1

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.